Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FIRST QUARTER RESULTS
GAAP Diluted Net Income of $0.63 per Unit
Adjusted Diluted Net Income of $0.64 per Unit
Cash Distribution of $0.64 per Unit

New York, NY, April 28, 2020 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended March 31, 2020.
"AB’s thoughts are with those most impacted by the COVID-19 crisis, including the communities and individuals, first responders and healthcare workers whose sacrifices are for the greater good,” said Seth P. Bernstein, President and CEO of AllianceBernstein. “I am proud of AB’s employees, who have remained resilient and focused, and have responded with solutions for both our clients and our communities as we collectively address the challenges of this unprecedented time. AB’s financial condition has remained strong throughout this period, enabling us to focus on our clients’ needs.”

(US $ Thousands except per Unit amounts)	1Q 2020	1Q 2019	% Change	4Q 2019	% Change

U.S. GAAP Financial Measures
Net revenues	$874,156	$795,462	9.9%	$987,304	(11.5%)
Operating income	$178,223	$168,151	6.0%	$268,283	(33.6%)
Operating margin	23.3%	19.9%	340 bps	26.4%	(310 bps)
AB Holding Diluted EPU	$0.63	$0.49	28.6%	$0.84	(25.0%)

Adjusted Financial Measures (1)
Net revenues	$743,803	$657,884	13.1%	$817,457	(9.0%)
Operating income	$205,590	$158,857	29.4%	$263,974	(22.1%)
Operating margin	27.6%	24.1%	350 bps	32.3%	(470 bps)
AB Holding Diluted EPU	$0.64	$0.49	30.6%	$0.85	(24.7%)
AB Holding cash distribution per Unit	$0.64	$0.49	30.6%	$0.85	(24.7%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$541.8	$554.7	(2.3%)	$622.9	(13.0%)
Average AUM	$602.0	$539.2	11.6%	$606.8	(0.8%)

(1) The adjusted financial measures represent non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

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“First quarter results reflected the strength of AB’s diversified, global platform and the committed efforts of our talented team members during a turbulent period,” Bernstein said. “Despite sharp declines in markets in March, driven by the uncertain economic impact of the novel coronavirus, we generated solid year-over-year revenue growth and expanded operating margins. Both our institutional channel and active equity platform grew organically in the quarter, with our pipeline of institutional mandates reaching record levels. Investment performance was mixed; while active equities improved, fixed income lagged notably behind expectations, as most strategies maintained a strategic overweight to credit sectors. Bernstein Research had a very strong quarter as higher market volatility drove robust global trading volumes."
Bernstein continued, "In Retail, gross sales reached a record $24.2 billion - the highest in Retail history - and March was notably our fourth highest month ever. Our active equity platform generated net inflows while our Fixed Income business experienced net outflows in March, as investors retreated from volatile and illiquid markets, which are now showing signs of stabilization. In Institutional, net flows were positive, driven by a 13% active equity organic growth rate. Our institutional pipeline grew to a record $15.4B, with a 46% equity mix, the highest proportion ever. Our pipeline's annualized fee base reached a new high of over $40 million for the third consecutive quarter. In Private Wealth, advisor sales and productivity grew year-over-year, but most importantly, we were present when our clients needed us most, with proactive communications throughout the crisis. Bernstein Research grew by over 30% organically, benefitting from strong global trading volumes and a mix shift to higher-touch trades. As a firm, we expanded our adjusted operating margin of 27.6% by 350 basis points versus the same period a year ago."

Bernstein concluded, "AB’s financial results reflect the capital markets, and assets under management have declined by 13% from year-end 2019. Looking forward, we expect to experience further market volatility in the face of continued uncertainty stemming from the global effects of COVID-19. Despite operating almost entirely remotely, AB’s talented and dedicated staff continues to work diligently to help our clients navigate through tumultuous markets. While there will be enormous challenges to overcome, I believe AB is well positioned to capitalize on the opportunities that will undoubtedly arise as the severity of this health crisis abates and the unprecedented level of fiscal and monetary support begin to impact the global economy."

The firm’s cash distribution per Unit of $0.64 is payable on May 28, 2020, to holders of record of AB Holding Units at the close of business on May 11, 2020.
Market Performance
US and global equity and fixed income markets were mostly lower in the first quarter. The S&P 500’s total return was (19.6)% and the MSCI EAFE Index’s total return was (22.7)%. The Bloomberg Barclays US Aggregate Index returned 3.2% during the first quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was (2.7)%.

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Assets Under Management ($ Billions)
Total assets under management as of March 31, 2020 were $541.8 billion, down $81.1 billion, or 13.0%, from December 31, 2019, and down $12.9 billion, or 2.3%, from March 31, 2019.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 3/31/2020	$256.7	$198.6	$86.5	$541.8
Net Flows for Three Months Ended 3/31/2020:
Active	$(0.7)	$(3.7)	$(0.8)	$(5.2)
Passive	1.1	(1.7)	0.2	(0.4)
Total	$0.4	$(5.4)	$(0.6)	$(5.6)

Total net outflows were $5.6 billion in the first quarter, compared to net inflows of $6.5 billion in the fourth quarter of 2019, and net inflows of $1.1 billion in the prior year first quarter.
Institutional channel first quarter net inflows of $0.4 billion compared to net inflows of $1.4 billion in the fourth quarter of 2019. Institutional gross sales of $3.9 billion decreased sequentially from $5.4 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $15.4 billion at March 31, 2020 from $15.1 billion at December 31, 2019.
Retail channel first quarter net outflows of $5.4 billion compared to net inflows of $5.2 billion in the fourth quarter of 2019. Retail gross sales of $24.2 billion increased 28% sequentially from $18.9 billion.
Private Wealth channel first quarter net outflows of $0.6 billion compared to net outflows of $0.1 billion in the fourth quarter of 2019. Private Wealth gross sales of $3.5 billion increased sequentially from $2.7 billion.
Our ending AUM at March 31, 2020 reflects $1 billion in outflows resulting from AXA S.A.'s redemption of certain low-fee fixed income mandates. We expect these redemptions to total approximately $14 billion and to be completed in the first half of 2020.  The revenue we earn from the management of these assets is not significant.

First Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.

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AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.
US GAAP Earnings
Revenues
First quarter net revenues of $874 million increased 10% from $795 million in the first quarter of 2019. Higher investment advisory fees, Bernstein Research revenues, distribution revenues and performance-based fees were partially offset by investment losses compared to investment gains in the prior year first quarter.
Sequentially, net revenues decreased 12% from $987 million. Lower performance-based fees, investment losses compared to investment gains in the prior period and lower investment advisory fees were partially offset by higher Bernstein Research revenues and distribution revenues.
First quarter Bernstein Research revenues of $129 million increased 43% compared to the prior year first quarter and increased 18% sequentially. Excluding revenues from the Autonomous acquisition, which closed on April 1, 2019, Bernstein Research revenues increased 31% from the prior year first quarter due to higher revenues in U.S., Europe and Asia, resulting from increased customer trading activity attributed to greater global market volatility, which also drove the sequential increase.
Expenses
First quarter operating expenses of $696 million increased 11% from $627 million in the first quarter of 2019. Total promotion and servicing, employee compensation and benefits and general and administrative (“G&A”) expenses were all higher. Promotion and servicing expense increased due to higher distribution related payments, trade execution costs and transfer fees, partially offset by lower travel and entertainment expenses. Employee compensation and benefits expense increased due to higher base compensation, incentive compensation and commissions, partially offset by lower fringes. The increase in G&A was primarily due to higher portfolio servicing fees, technology costs and occupancy expense, partially offset by lower professional fees.
Sequentially, operating expenses decreased 3%. Total employee compensation and benefits expense and G&A expenses were both lower. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher commissions and base compensation. Within G&A, lower occupancy expense, other taxes, charitable contributions and a favorable foreign exchange translation impact were partially offset by higher portfolio servicing fees. In addition, during the fourth quarter of 2019, we recorded an intangible asset impairment charge of $3.1 million and a change in our contingent payment liability of $3.1 million, both relating to our 2016 acquisition.
Operating Income and Net Income Per Unit
First quarter operating income of $178 million increased 6% from $168 million in the first quarter of 2019 and the operating margin of 23.3% in the first quarter of 2020 increased 340 basis points from 19.9% in the first quarter of 2019.
Sequentially, operating income decreased 34% from $268 million in the fourth quarter of 2019 and the operating margin of 23.3% decreased 310 basis points from 26.4% in the fourth quarter of 2019.
First quarter diluted net income per Unit was $0.63 compared to $0.49 in the first quarter of 2019 and $0.84 in the fourth quarter of 2019.

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Non-GAAP Earnings
This section discusses our first quarter 2020 non-GAAP financial results, compared to the first quarter of 2019 and the fourth quarter of 2019. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
First quarter adjusted net revenues of $744 million increased 13% from the first quarter of 2019. Higher investment advisory fees and Bernstein Research revenues were partially offset by investment losses compared to investment gains in the prior year first quarter.
Sequentially, adjusted net revenues decreased 9% from $817 million. Lower performance-based fees, investment advisory base fees, investment losses compared to investment gains in the prior period and lower net dividend and interest income were partially offset by higher Bernstein Research revenues.
Expenses
First quarter adjusted operating expenses of $538 million increased 8% from $499 million in the first quarter of 2019, driven by higher total employee compensation and benefits and promotion and servicing expenses. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation and commissions, partially offset by lower fringes. Within promotion and servicing expenses, higher trade execution costs, transfer fees and marketing expenses were partially offset by lower travel and entertainment expense.
Sequentially, adjusted operating expenses decreased 3% from $553 million. Total employee compensation and benefits, G&A and promotion and servicing expenses were all lower. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher commissions and base compensation. Within G&A, the decrease was driven by lower professional fees, other taxes, charitable contributions and a favorable foreign exchange translation impact, partially offset by higher portfolio servicing fees. Promotion and servicing expense decreased due to lower travel and entertainment, partially offset by higher trade execution costs.
Operating Income, Margin and Net Income Per Unit
First quarter adjusted operating income of $206 million increased 29% from $159 million in the first quarter of 2019, and the adjusted operating margin of 27.6% increased 350 basis points from 24.1%.
Sequentially, adjusted operating income decreased 22% from $264 million and the adjusted operating margin of 27.6% in the first quarter of 2020 decreased 470 basis points from 32.3%.
First quarter adjusted diluted net income per Unit of $0.64 was up from $0.49 in the first quarter of 2019 and down from $0.85 in the fourth quarter of 2019.

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Headcount
As of March 31, 2020, we had 3,846 employees, compared to 3,657 employees as of March 31, 2019 and 3,811 as of December 31, 2019.
Unit Repurchases

	1Q20	1Q19
	(US $ Millions)
Total amount of AB Holding Units Purchased (1)	0.9	2.0
Total Cash Paid for AB Holding Units Purchased (1)	$19.8	$58.6
Open Market Purchases of AB Holding Units Purchased (2)	0.8	1.9
Total Cash Paid for Open Market Purchases of AB Holding Units (2)	$17.3	$55.2
(1) Purchased on a trade date basis.
(2) The remainder related to purchases of AB Holding Units from employees to all them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

First Quarter 2020 Earnings Conference Call Information
Management will review First Quarter 2020 financial and operating results during a conference call beginning at 8:00 a.m. (EDT) on Tuesday, April 28, 2020. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 9592750.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of First Quarter 2020 financial and operating results on April 28, 2020.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 9592750.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2019 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2020, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.9% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.9% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	1Q 2020	1Q 2019	% Change	4Q 2019	% Change

GAAP revenues:
Base fees	$613,587	$552,230	11.1%	$626,357	(2.0)%
Performance fees	8,138	4,364	86.5	76,344	(89.3)
Bernstein research services	129,223	90,235	43.2	109,671	17.8
Distribution revenues	130,857	100,509	30.2	127,553	2.6
Dividends and interest	20,465	27,346	(25.2)	24,539	(16.6)
Investments gains (losses)	(44,306)	15,735	n/m	7,541	n/m
Other revenues	25,511	22,206	14.9	26,061	(2.1)
Total revenues	883,475	812,625	8.7	998,066	(11.5)
Less: interest expense	9,319	17,163	(45.7)	10,762	(13.4)
Total net revenues	874,156	795,462	9.9	987,304	(11.5)

GAAP operating expenses:
Employee compensation and benefits	362,272	339,309	6.8	377,951	(4.1)
Promotion and servicing
Distribution-related payments	140,145	105,993	32.2	137,992	1.6
Amortization of deferred sales commissions	5,526	3,502	57.8	4,681	18.1
Trade execution, marketing, T&E and other	55,610	49,648	12.0	58,848	(5.5)
General and administrative
General & administrative	122,267	117,848	3.7	129,666	(5.7)
Real estate charges (credits)	—	—	—	2,623	(100.0)
Contingent payment arrangements	793	54	n/m	(2,222)	n/m
Interest on borrowings	2,834	3,983	(28.8)	2,259	25.5
Amortization of intangible assets	6,486	6,974	(7.0)	7,223	(10.2)
Total operating expenses	695,933	627,311	10.9	719,021	(3.2)

Operating income	178,223	168,151	6.0	268,283	(33.6)

Income taxes	9,474	8,921	6.2	11,795	(19.7)

Net income	168,749	159,230	6.0	256,488	(34.2)

Net (loss) income of consolidated entities attributable to non-controlling interests	(25,571)	10,116	n/m	7,623	n/m

Net income attributable to AB Unitholders	$194,320	$149,114	30.3	$248,865	(21.9)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	1Q 2020	1Q 2019	% Change	4Q 2019	% Change

Equity in Net Income Attributable to AB Unitholders	$69,914	$52,638	32.8%	$87,909	(20.5)%
Income Taxes	7,655	6,199	23.5	7,887	(2.9)
Net Income	62,259	46,439	34.1	80,022	(22.2)

Additional Equity in Earnings of Operating Partnership (1)	15	26	(42.3%)	19	(21.1)%
Net Income - Diluted	$62,274	$46,465	34.0	$80,041	(22.2)
Diluted Net Income per Unit	$0.63	$0.49	28.6	$0.84	(25.0)
Distribution per Unit	$0.64	$0.49	30.6	$0.85	(24.7)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	1Q 2020	1Q 2019	% Change	4Q 2019	% Change
AB L.P.
Period-end	269,981,431	267,186,102	1.0%	270,380,314	(0.1)%
Weighted average - basic	270,497,710	267,336,134	1.2%	267,909,846	1.0
Weighted average - diluted	270,529,887	267,408,249	1.2%	267,943,122	1.0
AB Holding L.P.
Period-end	97,793,215	94,994,404	2.9%	98,192,098	(0.4)%
Weighted average - basic	98,309,494	95,144,146	3.3%	95,719,226	2.7
Weighted average - diluted	98,341,671	95,216,261	3.3%	95,752,502	2.7

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | March 31, 2020
($ Billions)
Ending and Average	Three Months Ended
	3/31/20	3/31/19
Ending Assets Under Management	$541.8	$554.7
Average Assets Under Management	$602.0	$539.2

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$282.7	$239.2	$101.0	$622.9
Sales/New accounts	3.9	24.2	3.5	31.6
Redemption/Terminations	(2.9)	(25.6)	(4.2)	(32.7)
Net Cash Flows	(0.6)	(4.0)	0.1	(4.5)
Net Flows	0.4	(5.4)	(0.6)	(5.6)
Transfers	0.1	(0.1)	—	—
Acquisition	—	0.2	—	0.2
Investment Performance	(26.5)	(35.3)	(13.9)	(75.7)
End of Period	$256.7	$198.6	$86.5	$541.8

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$177.2	$60.1	$258.3	$47.1	$9.3	$70.9	$622.9
Sales/New accounts	12.1	0.4	14.7	2.9	—	1.5	31.6
Redemption/Terminations	(9.1)	—	(19.8)	(2.9)	(0.1)	(0.8)	(32.7)
Net Cash Flows	(1.6)	(1.7)	(1.3)	—	0.8	(0.7)	(4.5)
Net Flows	1.4	(1.3)	(6.4)	—	0.7	—	(5.6)
Acquisition	—	—	—	—	—	0.2	0.2
Investment Performance	(37.1)	(11.6)	(15.8)	(1.2)	0.3	(10.3)	(75.7)
End of Period	$141.5	$47.2	$236.1	$45.9	$10.3	$60.8	$541.8

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$1.4	(1.3)	$0.1
Fixed Income	(6.4)	0.7	(5.7)
Other (2)	(0.2)	0.2	—
Total	$(5.2)	$(0.4)	$(5.6)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$165.6	$108.7	$84.7	$359.0
Non-U.S. Clients	91.1	89.9	1.8	182.8
Total	$256.7	$198.6	$86.5	$541.8

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018

Net Revenues, GAAP basis	$874,156	$987,304	$877,867	$857,799	$795,462	$804,660
Exclude:
Distribution-related adjustments:
Distribution revenues	(130,857)	(127,553)	(118,635)	(108,347)	(100,509)	(100,952)
Investment advisory services fees	(14,814)	(15,120)	(12,696)	(11,148)	(8,986)	(7,388)
Pass through adjustments:
Investment advisory services fees	(7,062)	(6,717)	(5,119)	(4,356)	(4,722)	(1,099)
Other revenues	(9,607)	(9,436)	(9,571)	(9,160)	(7,759)	(7,940)
Impact of consolidated company-sponsored investment funds	24,135	(8,567)	(4,820)	(8,697)	(10,959)	931
Long-term incentive compensation-related investment losses (gains)	7,099	(1,457)	(189)	(1,389)	(4,496)	7,104
Long-term incentive compensation-related dividends and interest	(106)	(997)	(128)	(136)	(147)	(1,631)
Write-down of investment	859	—	—	—	—	2,733
Adjusted Net Revenues	$743,803	$817,457	$726,709	$714,566	$657,884	$696,418

Operating Income, GAAP basis	$178,223	$268,283	$202,783	$184,220	$168,151	$199,359
Exclude:
Real estate (credits) charges	(339)	2,623	—	—	—	670
Long-term incentive compensation-related items	566	66	517	277	357	243
CEO's EQH award compensation	184	217	217	227	465	—
Write-down of investment	859	—	—	—	—	2,733
Acquisition-related expenses	526	3,459	556	2,718	—	1,924
Contingent payment arrangements	—	(3,051)	—	—	—	(2,429)
Sub-total of non-GAAP adjustments	1,796	3,314	1,290	3,222	822	3,141
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(25,571)	7,623	4,145	7,757	10,116	(1,727)
Adjusted Operating Income	$205,590	$263,974	$199,928	$179,685	$158,857	$204,227

Operating Margin, GAAP basis excl. non-controlling interests	23.3%	26.4%	22.6%	20.6%	19.9%	25.0%

Adjusted Operating Margin	27.6%	32.3%	27.5%	25.1%	24.1%	29.3%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Net Income - Diluted, GAAP basis	$62,274	$80,041	$59,845	$52,293	$46,465	$59,951
Impact on net income of AB non-GAAP adjustments	326	1,234	512	1,234	462	1,000
Adjusted Net Income - Diluted	$62,600	$81,275	$60,357	$53,527	$46,927	$60,951

Diluted Net Income per Holding Unit, GAAP basis	$0.63	$0.84	$0.62	$0.54	$0.49	$0.63
Impact of AB non-GAAP adjustments	0.01	0.01	0.01	0.02	—	0.01
Adjusted Diluted Net Income per Holding Unit	$0.64	$0.85	$0.63	$0.56	$0.49	$0.64

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed-through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed-through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

Lastly, we adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

Lastly, we wrote-down an investment which had been received in exchange for the sale of software technology; the first quarter 2020 write-down brought the investment balance to zero.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) acquisition-related expenses, (3) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (4) our CEO's EQH award compensation, as discussed below, (5) the impact of consolidated company-sponsored investment funds, (6) the write-down of an investment, and (7) adjustments to contingent payment arrangements.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income

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statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein (“CEO”) equity awards in connection with EQH's IPO and Mr. Bernstein's membership on the EQH Management Committee. Mr. Bernstein may receive additional equity or cash compensation from EQH in the future related to his service on the Management Committee. Any awards granted to Mr. Bernstein by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

The write-down of the investment has been excluded due to their non-recurring nature and because they are not part of our core operating results.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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